Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ECO-FRIENDLY POWER TECHNOLOGIES CORP.

Eco-Friendly Power Technologies Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.

The original Certificate of Incorporation was filed with the Secretary of State on January 5, 2010, under the name of Eco-Friendly Power Technologies Corp.

2.

The following Amended and Restated Certificate of Incorporation was duly proposed by the Corporation's Board of Directors and duly adopted pursuant to the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3.

The following Amended and Restated Certificate of Incorporation was duly adopted by the holders of a majority of shares entitled to vote thereon pursuant to the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

ARTICLE 1

Company Name

The name of the corporation is Digagogo Ventures Corp. (the "Corporation").

ARTICLE 2

Registered Office and Agent

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 40 E. Division, Suite A, Dover, Delaware, County of Kent, Zip Code 19901.  The name of the registered agent of the Corporation in the State of Delaware at such address is Paracorp Incorporated.

ARTICLE 3

Purpose

The nature of the business and of the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE 4

Directors

The Board shall be composed of not less than 1 or more than 9 Directors, the specific number to be set by resolution of the Board. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director.

ARTICLE 5

Shares

The total authorized stock of the Corporation shall consist of 150,000,000 shares of Common Stock having a par value of $0.0001 per share and no shares of Preferred Stock.  Authority is hereby expressly granted to the Board of Directors to fix by resolution or resolutions any of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions which are permitted by Delaware General Corporation Law in respect of any class or classes of stock or any series of any class of stock of the Corporation. The Corporation shall from time to time increase the authorized amount of its Common Stock in accordance with the laws of the State of Delaware.

Forward Stock Split. Upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware (the “Effective Time”), each outstanding share of Common Stock of the Corporation (the “Old Common Stock”) shall be split up and converted into ten (10) shares of Common Stock (the “New Common Stock”).  This stock split of the outstanding shares of Common Stock shall not affect the total number of shares of Common Stock that the Company is authorized to issue, which shall remain as set forth above.

The forward split of the Old Common Stock effected by the foregoing paragraph shall be referred to herein as the “Forward Split.”  The Forward Split shall occur and become payable upon are surrendered for cancellation of such certificates representing the Old Common Stock held by a holder prior to the Forward Split by either the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Every share number, dollar amount and other provision contained in this Amended and Restated Certificate of Incorporation has been adjusted for the Forward Split, and there shall be no further adjustments made to such share numbers, dollar amounts or other provisions, except in the case of any stock splits, stock dividends, reclassifications and the like occurring after the Effective Time. Any fractional interest in a share of New Common Stock shall be rounded up to the nearest whole number.  All references to “Common Stock” in this Amended and Restated Certificate of Incorporation shall be to the New Common Stock.

ARTICLE 6

Bylaws

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, the Board of Directors may not repeal or amend any bylaw that the stockholders have expressly provided may not be amended or repealed by the Board of Directors. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE 7

Preemptive Rights

Preemptive rights shall not exist with respect to shares of stock or securities convertible into shares of stock of the corporation.

ARTICLE 8

Cumulative Voting

The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of the Corporation.

ARTICLE 9

Amendments To Certificate Of Incorporation

The Corporation reserves the right to amend or repeal, by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, any of the provisions contained in this Amended and Restated Certificate of Incorporation. The rights of the stockholders of the Corporation are granted subject to this reservation.

ARTICLE 10

Limitation of Director Liability

To the full extent that the Delaware General Corporation Law, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of this Article 10 shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 17th day of November, 2010, hereby declaring and certifying that the facts stated hereinabove are true.

/s/ Fernando Londe

Fernando Londe - Director